THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.10

AMENDMENT 1 TO LICENSE AGREEMENT

This Amendment (“Amendment”) to the License Agreement is made and entered into as of the date of the last signature on the signature page below (the “Effective Date of Amendment”), by and between JCR Pharmaceuticals Co. Ltd., a Japanese corporation (“JCR”), and Osiris Acquisition II, Inc., doing business as Osiris Therapeutics, Inc., a Delaware corporation (“OSIRIS”), with reference to the following background:

BACKGROUND

WHEREAS, JCR and OSIRIS are Parties to a License Agreement, dated August 26, 2003 (the “License Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the License Agreement); and

WHEREAS, JCR and OSIRIS have determined that it is desirable to amend and restate certain provisions of the License Agreement as set forth herein, and incorporate additional provisions to the License Agreement, more particularly for the purpose of expanding the Field as set forth herein, to reflect further agreements between them.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.	Amended Definitions: The following Definitions shall be amended:

Amended Section 1.6. Section 1.6 of the License Agreement is hereby amended and restated in its entirety to read as follows: “Field” shall mean the use of (a) MSC in or in conjunction with the treatment of hematological malignancies by the use of hematopoietic stem cells derived from peripheral blood, cord blood or bone marrow (“Field 1”) and (b) MSC to derive hepatocytes for use in non-clinical drug screening and evaluation (“Field 2”).

2.	Amendment to Section 2.1(a): Section 2.1(a) shall be amended and restated as follows:

2.1(a) OSIRIS hereby grants to JCR and its Affiliates an exclusive royalty-bearing license in the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement as provided in Section 2.2, under the OSIRIS Patents and OSIRIS Technology to develop, register and to obtain Product Registrations, use, make, have made, import, export, offer to sell, sell and have sold Products for use in the Field 1 in the Territory. OSIRIS hereby further grants to JCR and its Affiliates a non-exclusive license in the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement as provided in Section 2.2, under the OSIRIS Patents and OSIRIS Technology to develop, register and to obtain product registrations, use, make, have made, import, export, offer to sell, sell and have sold MSCs for use in Field 2 in the Territory.

Notwithstanding the foregoing, the right to make and have made MSCs for use in the Field 2 is restricted to JCR.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.	Certain Provisions of License Agreement. Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, and 4.4 shall only apply to Products in Field 1.

4.	New Section. The following new Section shall be added to Article 4:

4.5 Profit Share for Products in Field 2. Osiris and JCR will share Net Profits of MSC sold by JCR or its Sublicensees for use in Field 2 as follows: [* * *] to OSIRIS and [* * *] to JCR; notwithstanding the foregoing, in the event that Osiris’ [* * *] profit share is equal to less than [* * *] of Net Sales, then JCR shall remit the difference to Osiris. The Net Profit shall be equal to: (i) Net Sales of MSC for use in Field 2 less (ii) Cost of Goods for MSC for use in Field 2. “Cost of Goods” shall mean the actual cost of producing, processing and packaging MSC for use in Field 2, including related quality assurance and quality control activities required by applicable law, which actual cost is comprised of cost of goods as determined in accordance with Japanese GAAP employed by JCR, and shall include direct labor, direct material, the allocable portion of the manufacturing overhead directly attributable to such MSC and administrative cost.

4.6 Diligence by JCR’s Sublicensees. For the sale of MSCs for use in Field 2, JCR shall cause its Sublicensees to exercise reasonable diligence to use MSC only for applications within Field 2.

5.	Amendment of Article 6. The following Sections shall be amended and restated as follows:

6.1 Payments. All royalty payments and Net Profit share due hereunder shall be paid quarterly within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by a statement detailing the Cost of Goods of Product or MSC in Field 2, the amount of gross sales of Product or MSC, the calculation of Net Sales, the calculation of Net Profits, the number units of Product or MSC sold during such quarter, the amount of royalties due on such Net Sales of Product or MSC for Field 1, the amount of Net Profit due for such quarter, the conversion rates used in converting to United States Dollars and any other information reasonably requested by OSIRIS to enable OSIRIS to determine amounts owed hereunder.

6.2 Mode of Payment. JCR shall make all payments required under this Agreement as directed by OSIRIS from time to time in United States Dollars. Whenever for the purpose of calculating royalties or Net Profit share conversion from foreign currency shall be required, such conversion shall be at the rate of exchange of the last business day of the applicable calendar quarter as published in the Wall Street Journal, New York edition.

6.3 Records Retention. JCR and its Affiliates and its Sublicensees and co-marketers shall keep complete and accurate records pertaining to the manufacture and sale of Products or MSCs in the Territory and covering all transactions from which Net Sales and Net Profits are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit OSIRIS to confirm the accuracy of royalty payments or Net Profit share due hereunder.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.4 Audit Request. At the request and expense (except as provided below) of OSIRIS, JCR and its Affiliates and its Sublicensees and co-marketers shall permit an independent certified public accountant appointed by OSIRIS and reasonably acceptable to JCR, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales or Net Profits in the possession or control of JCR and/or its Affiliates or its Sublicensees and co-marketers, for a period of three years after such royalties or Net Profit share have accrued. Said accountant shall not disclose to OSIRIS any information other than information relating to said reports, royalties, and payments. If, as a result of any inspection of the books and records of JCR or its Affiliates or its Sublicensees and co-marketers it is shown that JCR’s royalty payments or Net Profit share under this Agreement were less than the amount which should have been paid, then JCR shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within forty-five (45) days after OSIRIS’ demand therefore. Furthermore if the royalty payments or Net Profit share was less than the amount which should have been paid by an amount in excess of five percent (5%) of the royalty payments or Net Profit share actually made during the period in question, JCR shall also reimburse OSIRIS for the cost of such inspection.

6.	Continuing Effect. Except as specifically modified by this Amendment, all of the provisions of the License Agreement are hereby ratified and confirmed to be in full force and effect, and shall remain in full force and effect.

7.	Entire Agreement; Successors and Assigns. The License Agreement, this Amendment, and any written agreements executed by both Parties pertaining to the subject matter therein, constitute the entire agreement between the Parties hereto with respect to subject matter hereof and thereof. Said documents supersede all other agreements and understandings between the Parties with respect to the subject matter hereof and thereof, whether written or oral. If there is a conflict between the provisions of the License Agreement and this Amendment, this Amendment shall govern. This Amendment may be amended only by a written instrument executed by each of the Parties. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, administrators, executors, affiliates, successors and permitted assigns.

8.	Headings. The section headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of the Amendment.

9.	Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Party.

10.	Governing Law. This Amendment shall be governed by the laws of the State of Maryland, USA, without regard to its choice of law principles.

11.	Arbitration. All disputes, controversies, or differences which may arise between the Parties, out of or in relation to or in connection with this Amendment, or the breach thereof, shall be

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement, of September 16, 1952, by which each Party hereto is bound. The place of arbitration shall be the country of the proposed defendant. Where the defendant in such arbitration is JCR, arbitration shall be held in Osaka, Japan, and shall be conducted in accordance with the arbitration rules of the Japan Commercial Arbitration Association. Where the defendant in such arbitration is OSIRIS, arbitration shall be held in Maryland, United States of America, and shall be conducted under the arbitration rules of the American Arbitration Association. This Amendment shall be interpreted and governed by, and all differences of opinion which may rise in the signing, implementation or termination of this Amendment shall be adjudicated according to the laws of the State of Maryland, United States of America, if JCR is the plaintiff and OSIRIS is the defendant, and by the laws of Japan, if OSIRIS is the plaintiff and JCR is the defendant.

[Signatures appear on following page]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date hereof by a duly authorized corporate officer.

[OSIRIS]

By:	/s/ Cary J. Claiborne
Name:	Cary J. Claiborne
Title:	CFO
Date:	6/20/05

JCR PHARMACEUTICALS, CO., LTD.

By:	/s/ Shin Ashida
Name:	Shin Ashida
Title:	President and Chief Executive Officer
Date:	6/27/05